SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

NATURAL RESOURCES CORPORATION

(Name of Registrant As Specified In Its Charter)

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(1)	Title of each class of securities to which transaction applies: ________________
(2)	Aggregate number of securities to which transaction applies: ________________
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ______________________________________
(4)	Proposed maximum aggregate value of transaction: _______________________
(5)	Total fee paid: ____________________________________________________

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.: ___________________________
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(4)	Date Filed: _______________________________________________________

NATURAL RESOURCES CORPORATION

76 Playfair Road, #03-06

LHK2 Building

Singapore 367996

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

Dear Stockholder:

This notice of action by written consent and appraisal rights and information statement is being furnished to the holders of shares of common stock, par value $0.0001 per share (“Company Common Stock”) of Natural Resources Corporation, a Delaware corporation, which we refer to as “NRC” or the “Company,” in connection with the Agreement and Plan of Merger and Reorganization, dated as of March 23, 2015 (the “Merger Agreement”), by and among the Company, Romulus Corp., a Nevada corporation (“Romulus Parent”), Romulus Merger Corp., a Delaware corporation (“Romulus Sub”), Artem Rusakov, an individual resident of the Czech Republic, and Eastwin Capital Pte Ltd, a Singapore private limited company (“Eastwin”). Under the Merger Agreement, Romulus Sub, a wholly-owned subsidiary of Romulus Parent, will merge with and into the Company (the “Merger”) after which Romulus Sub will cease to exist and the Company will be the surviving corporation in the Merger, and each outstanding share of the Company Common Stock will be converted into the right to receive shares of Romulus Parent (the “Merger Shares”). A copy of the Merger Agreement is attached as Annex A to this information statement.

NRC’s board of directors (the “Board of Directors”) unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement in accordance with Delaware General Corporation Law (“DGCL”); (ii) recommended that the stockholders of the Company approve the Merger Agreement and the transactions contemplated by the Merger Agreement; and (iii) authorized the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement.

Pursuant to the DGCL, the adoption of the Merger Agreement by NRC’s stockholders required the affirmative vote or written consent of a majority of the outstanding voting power of the stockholders of the Company. Each share of Company Common Stock entitles the holder to one vote. On March 23, 2015, the “record date” for the action by written consent, 51,700,000 shares of Company Common Stock were issued and outstanding, 50,000,000 of which were held by the Majority Holder on such date.

On March 23, 2015, subsequent to the execution of the Merger Agreement, the holder of Company stock representing a majority of the outstanding voting power with respect to the adoption of the Merger Agreement (the “Majority Holder”), delivered a written consent adopting the Merger Agreement within the meaning of Section 251 of the DGCL and the transactions contemplated by the Merger Agreement, including, without limitation, the Merger. As a result, no further action by any other stockholder of NRC is required to adopt the Merger Agreement and NRC has not solicited, and will not be soliciting, your adoption of the Merger Agreement and does not intend to call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement or the Merger. This notice and this information statement constitutes notice to you from the Company of the action by written consent taken by the Majority Holder contemplated by DGCL Section 228(e).

Under Section 262 of the DGCL, each holder of Company Common Stock (other than the Majority Holder), who delivers a written demand for appraisal of his, her or its shares to the Company within twenty (20) days after the date of the mailing of this notice, who continuously holds of record the shares of Company Common Stock for which appraisal is sought from the date of the demand through the effective date of the Merger will have the right to seek an appraisal of the “fair value” of such shares of Company stock determined by the Delaware Court of Chancery, but only if such holder complies with all applicable requirements of the DGCL. A copy of Section 262 of the DGCL, inclusive, of the DGCL is attached to this information statement as Annex B.

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We urge you to read the entire information statement carefully.

By Order of the Board of Directors of the Company.

Sincerely,

/s/ Elsa Holzgraf Esculier
Chief Executive Officer
Chief Financial Officer

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or this information statement. Any representation to the contrary is a criminal offense.

This information statement is dated __________, 2015 and is first being mailed to stockholders on or about __________, 2015.

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SUMMARY

Natural Resources Corporation, a Delaware corporation with principal executive offices located at 76 Playfair Road, #03-06 LHK2 Building, 367996 Singapore, with a telephone number of +65-62875955, is providing this information statement to you. The following summary highlights selected information from this information statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire information statement, its annexes and the documents referred to in this information statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this information statement. You may obtain additional information about the Company by following the instructions under “Where to Find More Information” beginning on page 24.

The Parties to the Merger (page 9 of this information statement)

Natural Resources Corporation (“we,” “us,” “our,” “NRC,” or the “Company”), through its wholly-owned operating subsidiary, M-Power Food Industries Private Limited, a company incorporated in Singapore, is in the business of the manufacture and sale of milk based ingredients to global food and beverage manufacturers. The Company also manufactures and sells ready for sale milk powders and other food products. The Company’s main area of expertise is the formulation and production of specialty milk based powders.

Romulus Merger Corp., a Delaware corporation, which this information statement refers to as “Merger Sub,” is a newly formed Delaware corporation. Merger Sub is a wholly-owned subsidiary of Romulus Corp., a Nevada corporation (“Romulus Parent”) and has not conducted any business operations except for activities incidental to its formation and as contemplated by the Merger Agreement.

•	The Merger (page 10 of this information statement)

On March 23, 2014, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Merger Sub, Romulus Parent, and Eastwin Capital Ptd Ltd, a Singapore private limited company (“Eastwin”). Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into the Company, with Merger Sub thereafter ceasing to exist and the Company continuing as the surviving corporation (the “Merger”) and wholly-owned subsidiary of Romulus Parent. Each outstanding share of the Company’s Common Stock will be converted into the right to receive shares of Romulus Parent (the “Merger Shares”) as further described in this information statement. The Merger Agreement is attached as Annex A to this information statement, and we encourage you to read it carefully and in its entirety because it and not this information statement is the legal document that governs the Merger.

•	Reasons for the Merger; Recommendation of our Board of Directors (page 10 of this information statement)

After careful consideration, the Board of Directors unanimously (a) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, in accordance with the DGCL; (b) recommended that the stockholders of the Company adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger; and (c) authorized the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement. The Board of Directors believes that the Merger will provide NRC with greater access to capital, which will help it meet growing demands for affordable dairy based products in developing countries.

For a discussion of the material factors considered by the Board of Directors in reaching its conclusion, please see the section titled “The Merger—Reasons for the Merger” beginning on page 10.

•	Anticipated Post-Merger Consequences (page 10 of this information statement)

Upon consummation of the Merger, the current holders of Company Common Stock will own approximately 91.8% of the capital stock of Romulus Parent, and as a result, current Company stockholders will have a controlling majority interest as stockholders of Romulus Parent. Accordingly, it is expected that the following actions will be undertaken by the stockholders and the directors of Romulus Parent following the Merger:

o	Approval of a change in the legal name of Romulus Corp. to “Natural Resources Corporation”;

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o	Modification and amendment of the articles of incorporation and bylaws of Romulus Corp. to (i) more closely conform them to the governing organizational documents of the Company and (ii) increase the number of authorized shares of common stock in Romulus Parent;

o	Election of directors and appointment of officers of Romulus Parent such that the governance structure of Romulus Parent will be identical or substantially similar to the structure currently in place at the Company; and

o	Undertaking such additional governance actions necessary for Romulus Parent to apply for listing on a national exchange.

•	Required Stockholder Approval

On March 23, 2015, M-Power Investments Pte Limited, as the holder of Company stock representing a majority of the outstanding voting power (the “Majority Holder”), delivered a written consent (the “Merger Consent”) adopting the Merger Agreement within the meaning of Section 251 of the DGCL and the transactions contemplated by the Merger Agreement, including, without limitation, the Merger contemplated thereunder. As a result, no further action by any other stockholder of NRC is required to adopt the Merger Agreement and NRC has not solicited, and will not be soliciting, your adoption of the Merger Agreement and does not intend to call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement.

•	Financing of the Merger; Eastwin Payment and Pledge (page 11 of this information statement)

In the aggregate, holders of the Company’s Common Stock will receive approximately 124,000,000 Merger Shares in exchange for all of the outstanding shares of the Company’s Common Stock. The Company is reimbursing $375,000 from its cash on hand of the purchase price paid by Eastwin for 8,000,000 shares of common stock of Romulus Parent purchased from Artem Rusakov in exchange for certain services to be provided by Eastwin to the Company as contemplated by the Merger Agreement.

•	Regulatory Approvals Required for the Merger (page 12 of this information statement)

Other than the acceptance of the certificate of merger by the Secretary of State of the State of Delaware, the Company does not believe that any other regulatory approvals are required to consummate the Merger.

•	Conditions to the Merger (page 19 of this information statement)

The obligations of each of Merger Sub and the Company to complete the Merger are subject to the satisfaction or waiver of the conditions described on page 19 of this information statement.

•	Termination of the Merger Agreement; Effect of Termination (page 19 of this information statement)

The Merger Agreement may be terminated at any time before the effective time of the Merger by mutual written agreement of the parties thereto, or in the event the Merger fails to close by August 31, 2015, among other reasons described on page 19 of this information statement.

In the event of termination of the Merger Agreement, the Merger Agreement would become void and there would be no further obligation on the part of Merger Sub or the Company to consummate the Merger.

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•	Appraisal Rights (page 19 of this information statement)

Under Section 262 of the DGCL, each holder of Company Common Stock (other than the Majority Holder), who delivers a written demand for appraisal of his, her or its shares to the Company within twenty (20) days after the date of the mailing of this notice, who continuously holds of record the shares of Company Common Stock for which appraisal is sought from the date of the demand through the effective date of the Merger will have the right to seek an appraisal of the “fair value” of such shares of Company Stock determined by the Delaware Court of Chancery, but only if such holder complies with all applicable requirements of the DGCL. Stockholders of the Company electing to exercise appraisal rights must comply in all respects with the procedures set forth in Section 262 of the DGCL, the full text of which appears as Annex B to this information statement. Failure to so comply will result in termination or waiver of such stockholder’s appraisal rights. Please see the section titled “Appraisal Rights” beginning on page 19.

 QUESTIONS AND ANSWERS ABOUT THE MERGER

Set forth below are commonly asked questions and answers regarding the Merger and the Merger Agreement. These questions and answers may not address all questions that may be important to you as a Company stockholder. For a more complete description of the legal and other terms of the Merger and the Merger Agreement, please read carefully this entire information statement, including the Merger Agreement attached as Annex A to this information statement.

Q:	Why am I receiving this information statement?

A:	As a result of entering into the Merger Agreement, applicable laws and regulations require us to provide you, a holder of applicable Company securities as of the record date, with notice of the written consent delivered on March 23, 2015, approving the Merger Agreement and the transactions contemplated thereby, including the Merger. As a result, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q:	What is the proposed transaction?

A:	In the Merger, upon the terms and subject to the satisfaction or waiver of the conditions in the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Romulus Parent, will merge with and into the Company, with the Company continuing as the surviving corporation. For further information, please see the sections titled “The Merger” and “The Merger Agreement” beginning on pages 10 and 12, respectively.

Q:	What will I be entitled to receive as a result of the Merger?

A:	Each share of Company Common Stock issued and outstanding immediately prior to the Merger (other than any such shares owned by the Company, Romulus Parent or Merger Sub) shall be converted into and represent the right to receive 2.39845261122 shares of Romulus Parent’s common stock (the “Merger Shares”), par value $0.001 per share, subject to each Company stockholder’s right to affirmatively exercise appraisal rights with respect to such shares that he, she or it did not vote in favor of the Merger Agreement. At the effective time of the Merger, all shares of Company Common Stock will no longer be outstanding and all such shares will be cancelled and cease to exist..

Q:	When is the Merger expected to be completed?

A:	Merger Sub and the Company anticipate completing the Merger on or before ___________, 2015, which is 20 days after the mailing of this information statement. For further information, please see the section titled “The Merger Agreement—When the Merger Becomes Effective” beginning on page 17.

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Q:	Why am I not being asked to vote on the Merger?

A:	Consummation of the Merger requires the adoption of the Merger Agreement by the holders of a majority of the outstanding voting power of the stockholders of the Company. The requisite stockholder approval was obtained on March 23, 2015 when the Majority Holder delivered written consents adopting the Merger Agreement within the meaning of Section 251 of the DGCL and the transactions contemplated by the Merger Agreement, including the Merger.

Q:	Did our Board of Directors approve and recommend the Merger Agreement?

A:	Yes. The Board of Directors unanimously voted to approve the Merger Agreement and the Merger, declared it advisable and recommended that the Company’s stockholders adopt the Merger Agreement.

Q:	Am I entitled to appraisal rights in connection with the Merger?

A:	If you do not consent to or approve the Merger Agreement and the Merger, then you are entitled to assert appraisal rights in accordance with the procedures specified in the DGCL in connection with the Merger. For further information, please see “Appraisal Rights” beginning on page 19.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger or would like additional copies of this information statement, please contact the Company in writing at our principal executive offices at 76 Playfair Road, #03-06 LHK2 Building, 367996 Singapore, ATTN: Perry Esculier.

Q:	What will my shares of Romulus Parent (also referred to as the Merger Shares) represent?

A:	Holders of Company Common Stock will receive common stock of Romulus Parent, which is currently a shell company that will undergo several changes as a result of the Merger that are intended to transfer key aspects of NRC (including its name and governance structure) to Romulus Parent and result in a reporting company that carries the NRC name with shares publicly traded on the OTCBB listing exchange. Although shares of Romulus Parent currently have no meaningful trading history on the OTCBB, we intend to take steps necessary to make possible trading activity at a future time following the Merger.

Q:	What do I do with certificates?

A:	Holders of Company Common Stock are required to turn-in certificates to the Company for their Company Common Stock to be converted into Merger Shares; however, if such certificates have been lost, stolen or destroyed, please refer to the below question.

Q:	What if I lost my certificate?

A:	If any certificate representing Company Common Stock has been lost, stolen or destroyed, the Company will accept an affidavit of that fact by the stockholder claiming the certificate to be lost, stolen or destroyed in lieu of the original certificate.

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FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain forward-looking statements that involve numerous risks and uncertainties which may be difficult to predict. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including, without limitation, the management of the Company and the Company’s expectations, beliefs, strategies, objectives, plans, intentions and similar matters. All forward-looking statements included in this communication are based on information available to the Company on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology.

Forward-looking statements involve a number of risks and uncertainties, and actual results or events may differ materially from those projected or implied in those statements.

We caution against placing undue reliance on forward-looking statements, which reflect our current beliefs and are based on information currently available to us as of the date a forward-looking statement is made. Forward-looking statements speak only as of the date of this information statement. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs except as required by law. In the event that we do update any forward-looking statements, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements may appear in the Company’s public filings with the SEC, which are available to the public at the SEC’s website at www.sec.gov or at the Company’s website at http://mpowergroup.com/. Our website address is being provided as an inactive textual reference only. The information provided on our website is not part of this information statement. For additional information, please see the section titled “Where To Find More Information” beginning on page 24.

THE PARTIES TO THE MERGER AGREEMENT

The Company

Natural Resources Corporation, a Delaware corporation (“NRC” or the “Company”), through its subsidiary M-Power Food Industries Private Limited, has pioneered the manufacture and export of dairy ingredients for the food and beverage industry in Singapore by producing a range of consistent quality formulated milk powders and dairy powders.

Romulus Parent

Romulus Corp., a Nevada corporation (“Romulus Parent”) is currently a “shell company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Merger Sub

Romulus Merger Sub, Inc., which this information statement refers to as “Merger Sub,” is a newly formed Delaware corporation. Merger Sub is a wholly-owned subsidiary of Romulus Parent and has not conducted any business operations except for activities incidental to its formation and as contemplated by the Merger Agreement.

Eastwin

Eastwin Capital Pte Ltd, a Singapore private limited company (“Eastwin”) is the holder of a majority of the outstanding shares of common stock of Romulus Parent.

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THE MERGER

Background of the Merger

In late 2014, NRC and Eastwin engaged in discussions regarding the potential and growth prospects of NRC. Following initial meetings and discussions, Eastwin decided to invest in the Company as a stockholder by acquiring a shell company with the intention of later consummating the transactions contemplated in the Merger Agreement. Eastwin and NRC identified Romulus Parent as the shell company for this transaction. In January and February 2015, the respective representatives of NRC, Eastwin and Romulus Parent continued discussions regarding a potential merger before finalizing the proposed structure and terms of the deal in March 2015. On March 23, 2015, Eastwin acquired 8,000,000 shares of Romulus Parent common stock and appointed new directors and officers of Romulus Parent. Also, on March 23, 2015, the board of directors of NRC approved the Merger Agreement, which was executed and approved by the NRC shareholders on the same day.

Reasons for the Merger; Recommendation of our Board of Directors

After careful consideration, the Board of Directors unanimously (a) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, in accordance with the DGCL; (b) recommended that the stockholders of the Company adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger; and (c) authorized the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement. The Board of Directors believes that the Merger will provide NRC with greater access to capital and help it meet growing demands for affordable dairy based products in developing countries.

In making its determination, the Board of Directors consulted with the Company’s management, as well as its legal and financial advisors, and considered a variety of factors weighing in favor of or relevant to the Merger Agreement and the transactions contemplated thereby, including, without limitation, those described below:

•           The expectation that the Merger would allow NRC to be able to seek capital from the market earlier than if it were to seek a direct listing, which in turn can better position NRC to expand its markets and product range, as well as begin construction of a new plant in Malaysia;

•          The expertise and market knowledge of the Eastwin principals and enhanced growth through collaboration between NRC and Eastwin management; and

•          The expected transformation of Romulus Parent, a dormant shell company that is quoted on OTCBB but currently without meaningful trading volume or activity, into a sizeable company with a strong manufacturing reputation and history.

The above discussion includes the principal information and factors, both positive and negative, considered by the Board of Directors, but is not intended to be exhaustive and may not include all of the information and factors considered by the Board of Directors. The above factors are not presented in any order of priority. The Board of Directors did not quantify or assign relative or specific weights to the factors considered in reaching their respective determinations. Rather, the Board of Directors views its positions and recommendations as being based on the totality of the information presented to and considered by it. In addition, individual members of the Board of Directors may have given different weights to different factors. It should be noted that this explanation of the reasoning of the Board of Directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed in the section titled “Forward-Looking Statements” beginning on page 9 of this information statement.

Anticipated Post-Merger Consequences

Upon consummation of the Merger, the current holders of Company Common Stock will own approximately 91.8% of the capital stock of Romulus Parent, and as a result, current Company stockholders will have a controlling majority interest as stockholders of Romulus Parent. Accordingly, it is expected that the following actions will be undertaken by the stockholders and the directors of Romulus Parent following the Merger:

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o	Approval of a change in the legal name of Romulus Corp. to “Natural Resources Corporation”;

o	Modification and amendment of the articles of incorporation and bylaws of Romulus Corp. to (i) more closely conform them to the governing organizational documents of the Company and (ii) increase the number of authorized shares of common stock in Romulus Parent;

o	Election of directors and appointment of officers of Romulus Parent such that the governance structure of Romulus Parent will be identical or substantially similar to the structure currently in place at the Company; and

o	Undertaking such additional governance actions necessary for Romulus Parent to apply for listing on a national exchange.

Financing of the Merger; Eastwin Payment and Pledge

In the aggregate, holders of the Company’s Common Stock will receive approximately 124,000,000 Merger Shares in exchange for all of the outstanding shares of the Company’s Common Stock. The Company is reimbursing $375,000 from its cash on hand of the purchase price paid by Eastwin for 8,000,000 shares of common stock of Romulus Parent purchased from Artem Rusakov in exchange for certain services to be provided by Eastwin to the Company as contemplated by the Merger Agreement.

Pursuant to the terms of the Merger Agreement, a change in control of Romulus Parent has occurred upon the transfer of approximately 72.59% of the ownership of Romulus Parent from Artem Rusakov (“Rusakov”) to Eastwin. Prior to the execution of the Merger Agreement, Eastwin acquired 8,000,000 shares of Romulus Parent’s common stock from Rusakov in exchange for a total of $383,000 (the “Rusakov Payment”), which will be paid by (a) cash held by Eastwin and (b) the Eastwin Payment made by NRC on behalf of Eastwin. On March 23, 2015, $200,000 of the Rusakov Payment was paid by Eastwin to Rusakov, with the balance of the Rusakov Payment to be paid on or prior to the closing of the Merger. The Rusakov Payment is secured by the Eastwin Shares, which have been pledged to secure such payment. The Rusakov Payment will be paid into an escrow fund within 30 days of execution of the Merger Agreement.

Treatment of Company Common Stock

Upon the effective time, by virtue of the Merger and without any action on the part of the holder of any outstanding share of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the effective time (other than any Company Common Stock owned beneficially by Romulus Parent or Merger Sub and other than shares held by Company stockholders who dissent to the Merger or who properly exercise appraisal rights of such shares in accordance with Section 262 of the DGCL), shall be converted into and represent the right to receive 2.39845261122 shares of common stock par value $0.001 per share, of Romulus Parent (the “Merger Shares”). Each share of Company Common Stock that is owned by Romulus Parent, Merger Sub or the Company (as treasury stock or otherwise) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor at the effective time of the Merger. Upon consummation of the Merger, Romulus Parent shall deliver certificates representing the applicable number of shares of Romulus Parent to each Company stockholder entitled thereto who shall have presented a certificate that immediately prior to the Merger represented Company Common Stock to be converted into Merger Shares. At the effective time of the Merger, all shares of Company Common Stock will no longer be outstanding and will be cancelled and retired and cease to exist. Subject to each dissenting Company stockholder’s ability to exercise appraisal rights, Company stockholders will no longer have any rights with respect to Company Common Stock other than the right to receive the Merger Shares

Upon the effective time, the authorized capital stock of the Company consisting of 20,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”), will remain unchanged and no Company Preferred Stock will be outstanding.

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Accounting Treatment

The Merger will be accounted for as a “reverse merger and recapitalization” for financial accounting purposes. As a result of the Merger, because Romulus Parent is a shell company, it will not have any material impact on the balance sheet or other financial statements of NRC.

Tax Treatment

It is expected that the issuance of Romulus Parent shares of common stock to the Company’s stockholders pursuant to the Merger will be tax-free to those persons because the transaction is expected to constitute a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986. The Company is also not expected to recognize gain or loss as a result of consummation of the Merger since it will be a “party” to the reorganization.

Regulatory and Other Governmental Approvals

Other than the acceptance of the certificate of merger by the Secretary of State of the State of Delaware, the Company does not believe that any other regulatory approvals are required to consummate the Merger.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this information statement and is incorporated into this information statement by reference. This summary does not purport to be complete and may not contain all the information about the Merger Agreement that is important to you. We urge you to read the Merger Agreement carefully and in its entirety because it, and not this information statement, is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included to provide our stockholders with information regarding its terms. It is not intended to provide to any person not a party thereto any other factual information about the Company. The Merger Agreement contains representations and warranties of the Company and Merger Sub, negotiated between the parties and made as of specific dates solely for purposes of the Merger Agreement, including setting forth the respective rights of the parties with respect to their obligations to complete the Merger. This description of the representations and warranties is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. As a result, no person should rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Merger Sub or any of their respective subsidiaries or affiliates.

The Merger

At the effective time of the Merger, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will survive.

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Stock Conversion Pursuant to the Merger Agreement

Upon the effective time, by virtue of the Merger and without any action on the part of the holder of any outstanding share of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the effective time (other than any Company Common Stock owned beneficially by Romulus Parent or Merger Sub and other than shares held by Company stockholders who dissent to the Merger or who properly exercise appraisal rights of such shares in accordance with Section 262 of the DGCL), shall be converted into and represent the right to receive 2.39845261122 Merger Shares. Each share of Company Common Stock that is owned by Romulus Parent, Merger Sub or the Company (as treasury stock or otherwise) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor at the effective time of the Merger. Upon consummation of the Merger, Romulus Parent shall deliver certificates representing the applicable number of shares of Romulus Parent to each Company stockholder entitled thereto who shall have presented a certificate that immediately prior to the Merger represented Company Common Stock to be converted into Merger Shares. At the effective time of the Merger, all shares of Company Common Stock will no longer be outstanding and will be cancelled and retired and cease to exist. Subject to each dissenting Company stockholder’s ability to exercise appraisal rights, Company stockholders will no longer has any rights with respect to Company Common Stock other than the right to receive the Merger Shares. As a result of the Merger, holders of Company Common Stock will no longer hold shares of NRC but will instead hold shares of Romulus Parent, and their rights as Romulus Parent stockholders will be governed by Nevada law. There are various differences between the rights of Company stockholders under Delaware law and the rights of Romulus Parent stockholders under Nevada law; a brief and non-exhaustive summary of such differences is provided below:

The rights of the Company’s stockholders are currently governed by Delaware law and the Company’s certificate of incorporation and bylaws. The Merger Agreement provides that, at the effective time of the Merger, the former stockholders of the Company will become stockholders of Romulus Parent, which is incorporated in Nevada. Accordingly, after the effective time of the Merger, your rights as a stockholder will be governed by Nevada law and the articles of incorporation and bylaws of Romulus Parent. The statutory corporate laws of the State of Nevada, as governed by the Nevada Revised Statutes, are similar in many respects to those of Delaware, as governed by the Delaware General Corporation Law (“DGCL”). However, there are certain differences that may affect your rights as a stockholder, as well as the corporate governance of the corporation, when the Merger is consummated. The following are summaries of material differences between the current rights of stockholders of the Company and the rights of stockholders of Romulus Parent following the Merger.

The following discussion is a summary only. It does not give you a complete description of the differences that may affect you. You should also refer to the Nevada Revised Statutes, as well as the forms of the articles of incorporation and the bylaws of Romulus Parent, which are publicly available in filings made by Romulus Parent with the SEC. In this section, we use the term “charter” to describe either the certificate of incorporation under Delaware law or the articles of incorporation under Nevada law.

Removal of Directors. Under Delaware law, directors of a corporation without a classified board may be removed with or without cause by the holders of a majority of shares then entitled to vote in an election of directors, but directors of a corporation with a classified board may only be removed for cause. Under Nevada law, any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock. Nevada does not distinguish between removal of directors with or without cause.

Limitation on Personal Liability of Directors. A Delaware corporation is permitted to adopt provisions in its certificate of incorporation limiting or eliminating the liability of a director to a company and its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit. Nevada law provides by default an exclusion of liability of both officers and directors of the Company and its stockholders, providing for an exclusion of all monetary damages for breach of fiduciary duty unless they arise from acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

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Dividends, Distributions and Redemptions.  Under Delaware law, unless further restricted in the certificate of incorporation, a corporation may declare and pay dividends out of surplus, or if no surplus exists out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). Nevada law provides that no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or, except as specifically permitted by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders.

Restrictions on Business Combinations. Both Delaware and Nevada law contain provisions restricting the ability of a corporation to engage in business combinations with an interested stockholder. Under Delaware law, a corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders is not permitted to engage in a business combination with any interested stockholder for a three-year period following the time the stockholder became an interested stockholder, unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by the holders of at least two-thirds of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Delaware law defines an “interested stockholder” generally as a person who owns 15% or more of the outstanding shares of a corporation’s voting stock. Nevada law defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. In addition, combinations with an interested stockholder remain prohibited for two years after the person became an interested stockholder unless (i) the transaction by which the person first became an interested stockholder is approved by the board before the person first became an interested stockholder, or (ii) the combination is approved by the board and at least 60 percent of the outstanding voting power not beneficially owned by the interested stockholder, the affiliates of the interested stockholder, or associates of the interested stockholder. As in Delaware, a Nevada corporation may opt-out of the statute with appropriate provisions in its articles of incorporation.

Special Meetings of the Stockholders. Delaware law permits special meetings of stockholders to be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws to call a special stockholder meeting. Nevada law permits special meetings of stockholders to be called by the entire board of directors, any two directors, or the President, unless the articles of incorporation or bylaws provide otherwise.

Special Meetings Pursuant to Petition of Stockholders. Delaware law provides that a director or a stockholder of a corporation may apply to the Court of Chancery of the State of Delaware if the corporation fails to hold a special meeting for the election of directors or there is no written consent to elect directors instead of a special meeting for a period of 30 days after the date designated for the special meeting or, if there is no date designated, within 13 months after the last special meeting. Under Nevada law, stockholders having not less than 15% of the voting interest may petition the district court to order a meeting for the election of directors if a corporation fails to call a meeting for that purpose within 18 months after the last meeting at which directors were elected.

Adjournment of Stockholder Meetings. Under Delaware law, if a meeting of stockholders is adjourned due to lack of a quorum and the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. Under Nevada law, a corporation is not required to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the board fixes a new record date for the adjourned meeting or the meeting date is adjourned to a date more than 60 days later than the date set for the original meeting, in which case a new record date must be fixed and notice given.

Duration of Proxies. Under Delaware law, a proxy executed by a stockholder will remain valid for a period of 3 years, unless the proxy provides for a longer period. Under Nevada law, a proxy is effective only for a period of 6 months, unless it is coupled with an interest or unless otherwise provided in the proxy, which duration may not exceed 7 years. Nevada law also provides for irrevocable proxies, without limitation on duration, in limited circumstances.

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Stockholder Vote for Mergers and Other Corporate Reorganizations. Delaware law requires authorization by an absolute majority of outstanding shares entitled to vote, as well as approval by the board of directors, with respect to the terms of a merger or a sale of substantially all of the assets of the corporation. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if: (a) the plan of merger does not amend the existing certificate of incorporation; (b) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger; and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger. A Nevada corporation may provide in its articles of incorporation that the corporation may sell, lease or exchange all or substantially all of its assets upon approval by the board of directors without the requirement of stockholder approval.

Increasing or Decreasing Authorized Shares. Nevada law allows the board of directors of a corporation, unless restricted by the articles of incorporation, to increase or decrease the number of authorized shares in the class or series of the corporation’s shares and correspondingly effect a forward or reverse split of any such class or series of the corporation’s shares without a vote of the stockholders, so long as the action taken does not change or alter any right or preference of the stockholder and does not include any provision or provisions pursuant to which only money will be paid or script issued to stockholders who hold 10% or more of the outstanding shares of the affected class and series, and who would otherwise be entitled to receive fractions of shares in exchange for the cancellation of all of their outstanding shares. Delaware law contains no such similar provision.

Summary of the Material Differences between the Company’s Certificate of Incorporation and Romulus Parent’s Articles of Incorporation

As previously described in this information statement, the Company anticipates that the charter and bylaws of Romulus Parent will be evaluated in detail and after such review, they may be modified and amended after the consummation of the Merger as determined by the stockholders and directors, as the case may be. For instance, in connection with and as a result of the Merger, we expect that the number of authorized shares of common stock of Romulus Parent will be increased from 75,000,000 to approximately 200,000,000. Notwithstanding these anticipated modifications in the charter and/or bylaws of Romulus Parent upon consummation of the Merger, we are providing a summary of the current and material differences between the Company’s Certificate of Incorporation and Romulus Parent’s Articles of Incorporation, which is set forth below:

Authorized Capital Stock and Voting Rights

The Company’s current Certificate of Incorporation provides for 120,000,000 shares, consisting of 100,000,000 shares of Common Stock having a par value of $.0001 per share and 20,000,000 shares of Preferred Stock having a par value of $.0001 per share, with each share of Company Common Stock having one vote per share. The current Articles of Incorporation of Romulus Parent provide for 75,000,000 shares of authorized capital stock, par value $0.001.

Dividends

Romulus Parent’s Articles of Incorporation do not contain any provisions for dividends. The Company’s Certificate of Incorporation provides that dividends may be declared and paid on any Company Preferred Stock as determined by the Board of Directors.

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Board of Directors

Romulus Parent’s Articles of Incorporation do not contain any provisions regarding the Board of Directors. The Company’s Certificate of Incorporation provides that the directors shall be elected by majority vote, and cumulative voting is not permitted.

Bylaws

Romulus Parent’s Articles of Incorporation do not contain any provisions regarding bylaws. The Company’s Certificate of Incorporation provides that the Board of Directors is expressly authorized to alter, amend or repeal bylaws of the Company or adopt new bylaws, subject to repeal or change by action of the stockholders.

Indemnification

Romulus Parent’s Articles of Incorporation do not contain any provisions regarding indemnification. The Company’s Certificate of Incorporation provides that directors, officers, agents or employees may be indemnified by the Company if such person meets certain standards.

Breach of Fiduciary Duty

Romulus Parent’s Articles of Incorporation do not contain any provisions regarding liability of directors for breach of fiduciary duty. The Company’s Certificate of Incorporation provides that no director shall be personally liable to the Company or its stockholders for any monetary damages for breaches of fiduciary duty, except for:

●	any breach of the director’s duty of loyalty to the Company or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	any unlawful payment of dividends or unlawful stock purchases or redemptions in violation of Section 174 of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

Miscellaneous

The current Articles of Incorporation of Romulus Parent are set forth on a basic form and do not contain many of the types of provisions included on the Company’s Certificate of Incorporation.

Upon the effective time, the authorized capital stock of the Company consisting of 20,000,000 shares of preferred stock, par value $0.0001 per share, will remain unchanged and no Company Preferred Stock will be outstanding.

Treatment of Merger Sub Common Stock

Upon the effective time, by virtue of the Merger and without any action on the part of the holder of any outstanding share of Company Common Stock or Merger Sub’s common stock, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the effective time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Company.

Certificate of Incorporation and Bylaws

The pre-Merger certificate of incorporation and bylaws of the Company shall be the post-Merger certificate of incorporation and bylaws of the Company.

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Directors and Officers

From and after the effective time, the directors and officers of the Company serving as directors or officers of the Company immediately prior to the effective time shall continue to be the directors and officers of the Company following the Merger.

When the Merger Becomes Effective

The Merger shall become effective upon the filing of the Certificate of Merger, attached hereto as Annex C, with the Secretary of State of the State of Delaware, which is expected to be on or after ___________, 2015 (referred to herein as the “effective time”), which is 20 days after the mailing of this information statement.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by the Company, Romulus Parent, and Merger Sub. The statements embodied in those representations and warranties were made for purposes of the contract among the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract, including the disclosure schedules relating to such representations and warranties. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts because they are qualified in this manner. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, and these changes may or may not be fully reflected in our public disclosures. The representations and warranties contained in the Merger Agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this Information Statement.

In the Merger Agreement, the Company has made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to Romulus Parent and Merger Sub, including representations relating to:

•	Organization, good standing, charter documents, corporate power and subsidiaries of the Company;

•	The Company’s capital structure, including the number of outstanding shares of Company Common Stock and other equity-based interests;

•	Authorization to enter into the Merger Agreement (subject to stockholder approvals) and to consummate the transactions contemplated thereby, the enforceability of the Merger Agreement against the Company, lack of takeover statutes, and noncontravention with the Company’s charter documents;

•	Lack of material conflicts and consents or approvals, other than specifically identified consents;

•	Status as a non-shell company as that term is defined in Rule 12b-2 of the Exchange Act;

•	Financial statements and no undisclosed liabilities;

•	Absence of certain material changes or events from a specified balance sheet date;

•	Tax matters;

•	Intellectual property matters;

•	Compliance with laws and permits;

•	No litigation;

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•	Brokers entitled to fees;

•	Related party transactions;

•	Employee matters;

•	Real property and personal property matters;

•	Environmental matters; and

•	Material contracts of the Company.

Many of the Company’s representations and warranties are qualified as to materiality or Company Material Adverse Effect (as that term is defined in the Merger Agreement) or knowledge.

In the Merger Agreement, Romulus Parent and Merger Sub have made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to the Company, including representations relating to:

•	Organization, good standing and corporate power of Romulus Parent and Merger Sub;

•	Authorization to enter into the Merger Agreement and to consummate the transactions contemplated thereby and the enforceability of the Merger Agreement against Romulus Parent and Merger Sub;

•	Lack of consents or approvals, subject to certain exceptions, including the filing of a Certificate of Merger with the Delaware Secretary of State;

•	Financial capability and ability to deliver the Merger Shares;

•	No legal proceedings; and

•	Ownership of Romulus Parent common stock.

 Many of Romulus Parent’s and Merger Sub’s representations and warranties are qualified as to materiality or Parent Material Adverse Effect (as that term is defined in the Merger Agreement).

Payment on Behalf of Eastwin

In consideration for serviced provided by Eastwin to the Company, the Company will pay up to $375,000 to Eastwin or, at Eastwin’s direction, on behalf of Eastwin to the escrow account contemplated by the escrow agreement entered into in connection with the Merger Agreement (such payment, the “Eastwin Payment”), in connection with Eastwin’s acquisition of 8,000,000 shares of Romulus Parent common stock. Eastwin agrees to reimburse the Company for the Eastwin Payment in the event that the Merger Agreement is terminated for any reason.

Expenses and Fees

Romulus Parent is funding the Merger and the other transactions contemplated by the Merger Agreement with Merger Shares. Prior to the Merger, Romulus Parent will amend its articles of incorporation to authorize a sufficient number of shares of common stock to be issued in the Merger.

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Employee Matters

  As Merger Sub has no employees, and the Company will continue is operations post-Merger in the same manner as pre-Merger. The consummation of the Merger will not affect any employees of the Company.

Conditions to the Merger

The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions:

(a) The affirmative vote or consent to the Merger by the holders of a majority of the outstanding shares of Company Common Stock, in accordance with the requirements of the DGCL and the certificate of incorporation and bylaws of the Company, which consent was obtained by written consent on March 23, 2015;

(b) The representations and warranties of each of the Company, Romulus Parent and Merger Sub being true and correct, subject to certain caveats;

(c) The performance by each of the Company, Romulus Parent and Merger Sub of their respective agreements and covenants contemplated in the Merger Agreement;

(d) The absence of a material adverse effect with respect to such party as defined in the Merger Agreement; and

(e) The absence of a law or order making illegal or otherwise preventing the consummation of the Merger.

Termination of the Merger Agreement; Effect of Termination

The Merger Agreement may be terminated at any time before the effective time of the Merger by mutual written agreement of the parties thereto, or in the event the Merger fails to close by August 31, 2015. In addition, the Company or Romulus Parent may terminate the Merger Agreement due to breach of the terms or conditions of the Merger Agreement by the other, subject to certain limitations contained in the Merger Agreement. In the event of termination of the Merger Agreement, the Merger Agreement would become void and there would be no further obligation on the part of Merger Sub or the Company to consummate the Merger.

APPRAISAL RIGHTS

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this information statement as Annex B. Unless otherwise noted, all references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Company Common Stock immediately prior to the effective time as to which appraisal rights are asserted. A person having a beneficial interest in shares of Company stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under the DGCL, persons who hold shares of Company stock immediately prior to the effective time and who (i) follow the procedures set forth in Section 262 and (ii) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery (or the “Court”) and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be “fair value.” In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

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Under Section 262, where a merger is approved pursuant to Section 228 of the DGCL, then, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262. If such notice is given after the effective date of the merger, as in the case of the Merger, such notice must also notify such stockholders of the effective date of the merger. This information statement shall constitute such notice to the holders of shares of Company stock, and the applicable statutory provisions are attached to this information statement as Exhibit B. Any holder of Company stock who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the following discussion and Exhibit B carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

A holder of shares of Company stock wishing to exercise his, her or its appraisal rights must, within twenty (20) days after the date of mailing of this formal notice of appraisal rights, make a written demand for the appraisal of their shares to the Company at:

76 Playfair Road, #03-06 LHK2 Building, 367996 Singapore, ATTN: Perry Esculier.

The demand must reasonably inform the Company of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by such holder.

Only a holder of record of shares of Company stock issued and outstanding immediately prior to the effective time will be entitled to assert appraisal rights for the shares of Company stock registered in that holder’s name. A demand for appraisal in respect of shares of Company stock issued and outstanding immediately prior to the effective time should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of Company stock issued and outstanding immediately prior to the effective time in connection with the Merger. If the shares of Company stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Company stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker who holds shares of Company stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of Company stock issued and outstanding immediately prior to the effective time held for one or more beneficial owners while not exercising such rights with respect to the shares of Company stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of Company stock issued and outstanding immediately prior to the effective time as to which appraisal is sought and where no number of shares of Company stock is expressly mentioned the demand will be presumed to cover all shares of Company stock which are held in the name of the record owner. Stockholders who hold their shares of Company stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

A beneficial owner of shares of Company stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform the Company of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

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Within 120 days after the effective time, but not thereafter, the Company or any holder of Company stock who is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company Common Stock. The Company is under no obligation to and has no present intention to file such a petition. Accordingly, it is the obligation of the holders of Company stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of Company stock within the time prescribed in Section 262.

Within 120 days after the effective time, any holder of Company stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written request therefor has been received by the Company or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of such stock may, in such person’s own name, file a petition for appraisal or request the statement of shares not voted in favor of the Merger described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of Company stock and a copy thereof is served upon the Company, the Company will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After required notice to such stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of Company stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After determining the holders of Company stock entitled to appraisal, the “fair value” of their shares of Company stock will be determined by the Delaware Court of Chancery in an appraisal proceeding, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Holders of Company stock considering seeking appraisal should be aware that the fair value of their shares of Company stock as determined under Section 262 could be more or less than or the same as the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Company stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be an exclusive remedy. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. The costs of the appraisal proceeding (which do not include attorneys’ or experts’ fees) may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of Company stock who has duly demanded an appraisal in compliance with Section 262 is not entitled to vote the shares of Company stock subject to such demand for any purpose or entitled to the payment of dividends or other distributions on those shares of Company stock (except dividends or other distributions payable to holders of record of Common Stocks of a date prior to the effective time).

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If any stockholder who demands appraisal of his, her or its shares of Company stock under Section 262 fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in the DGCL, the shares of Company stock of such stockholder will be converted into the right to receive the Merger Shares, without interest thereon. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder delivers to the Company a written withdrawal of his, her or its demand for appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the effective time will require the written approval of the Company. Once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval, provided, however that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective time.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

FINANCIAL INFORMATION

Selected Financial Information

The financial statements of the Company contained on (i) the Company’s Annual Report on Form 10K for the year ended December 31, 2013 and (ii) the Company’s Current Report on Form 10Q (each, Commission File No.  000-55062) for the three month period ended June 30, 2014 are hereby incorporated by reference.

Comparative Per Share Data

The Company Common Stock is not currently quoted on the OTC Markets Bulletin Board, though the Company submitted its Amendment No. 1 to Form S-1 Registration Statement, which filing is available to the public at the SEC’s website at www.sec.gov. As a result, there is no current or historical comparative per share data with respect to public reported sales prices of the Company Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of Company Common Stock as of April 7, 2015: (i) by each of the members of the Board of Directors, (ii) by each of the Company’s named executive officers, (iii) by all of the Company’s executive officers and directors as a group, and (iv) by each person or entity known by us to beneficially own more than 5% of any class of the Company’s outstanding shares. As of April 7, 2015, there were 51,700,000 shares of Company Common Stock outstanding:

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	Common Stock		Percent
Name and Address of Beneficial Owner	Beneficial Ownership (1)		of Class (1)

Directors and Named Executive Officers
Elsa Esculier (2)	50,010,000	(7)	97%
Perry Esculier (3)	51,000,000	(8)	99%
Sam Paul Dang (4)	50,010,000	(9)	97%
Lum Yoke Wah (5)	50,010,000	(10)	97%
Officers and Directors as a Group	51,030,000		99%

Other Beneficial Owners
M-Power Investments Pte Ltd. (6)	50,000,000	(11)	97%
Shares outstanding	51,700,000

* Indicates less than 1%.

(1) Applicable percentage ownership is based on 51,700,000 shares of Company Common Stock outstanding as of April 7, 2015. Percentage ownership is determined based on shares owned together with securities exercisable or convertible into shares of Company Common Stock within 60 days of April 7, 2015 for each shareholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Company Common Stock subject to securities exercisable or convertible into shares of Company Common Stock that are currently exercisable, or exercisable within 60 days of April 7, 2015, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Address of the referenced individual is 36 Dang Tat, District 1, Ho Chi Minh City, Vietnam. Ms. Esculier is President, CEO and Director of Natural Resources Corporation and Regional Sales Director of M-Power Food Industries Pte Ltd.

(3) Address of the referenced individual is 76 Playfair Road, #03-06 LHK2 Building, 367996 Singapore. Mr. Esculier is CEO and Managing Director of M-Power Food Industries Pte Ltd.

(4) Address of the referenced individual is 76 Playfair Road, #03-06 LHK2 Building, 367996 Singapore. Sam Paul Dang is COO and Director of M-Power Food Industries Pte Ltd.

(5) Address of the referenced individual is 76 Playfair Road, #03-06 LHK2 Building, 367996 Singapore. Lum Yoke Wah is Director of M-Power Investments Pte Ltd. and M-Power Development Pte Ltd.

(6) Address of the referenced entity is 76 Playfair Road, #03-06 LHK2 Building, 367996 Singapore.

(7) Includes 10,000 shares held directly by Ms. Esculier and 50,000,000 shares held by M-Power Investments Pte Limited, a Singapore entity, which were issued in the Acquisition. Ms. Esculier is the owner of 4% of the outstanding shares of M-Power Investments Pte Limited.

(8) Includes 1,000,000 shares held directly by Mr. Esculier and 50,000,000 shares held by M-Power Investments Pte Limited, a Singapore entity, which were issued in the Acquisition. Mr. Esculier is the owner of 45% of the outstanding shares of M-Power Investments Pte Limited.

(9) Includes 10,000 shares held directly by Mr. Dang and 50,000,000 shares held by M-Power Investments Pte Limited, a Singapore entity, which were issued in the Acquisition. Mr. Dang is the owner of 6% of the outstanding shares of M-Power Investments Pte Limited.

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(10) Includes 10,000 shares held directly by Ms. Lum and 50,000,000 shares held by M-Power Investments Pte Limited, a Singapore entity, which were issued in the Acquisition. Ms. Lum is the owner of 45% of the outstanding shares of M-Power Investments Pte Limited.

(11) M-Power Investments Pte Ltd., a company incorporated in Singapore. Managing members and principals of the entity include Mr. Mr. Perry Esculier, Ms. Lum Yoke Wah, Ms. Elsa Esculier and Mr. Sam Paul Dang. These individuals are the sole shareholders of M-Power Investments, and may be deemed the beneficial owners of the shares held by such entity.

HOUSEHOLDING OF MATERIALS

Unless we have received contrary instructions, we may send a single copy of this Information Statement or our annual disclosure documents to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses. We will promptly deliver a separate copy of either document if you make a request using the contact information set forth below.

If you would like to receive your own set of our annual disclosure documents, this Information Statement or any other applicable material in the future, of if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents or any other applicable material, please contact us or your bank, brokerage firm or other nominee in accordance with the instructions below.

If your shares are registered in your own name, please contact us at our executive offices at 76 Playfair Road, #03-06 LHK2 Building, 367996 Singapore, or +65-62875955 to inform us of your request. If a bank, brokerage firm or other nominee holds your shares, please contact your bank, brokerage firm or other nominee directly.

WHERE TO FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such document at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s filings are also available to the public at the SEC’s website at www.sec.gov or at the Company’s website at http://mpowergroup.com/. Our website address is being provided as an inactive textual reference only. The information provided on our website is not part of this information statement.

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ANNEX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

ROMULUS CORP.,

NATURAL RESOURCES CORPORATION,

ROMULUS MERGER SUB, INC.,

and

EASTWIN CAPITAL PTE LTD

dated as of

MARCH 23, 2015

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”), is entered into as of March 23, 2015, by and among NATURAL RESOURCES CORPORATION, a Delaware corporation (the “Company”), ROMULUS CORP., a Nevada corporation (“Parent”), and ROMULUS MERGER SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”) and EASTWIN CAPITAL PTE LTD, a Singapore private limited company (“Eastwin”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, in accordance with Section 228 of the DGCL, a written consent of the stockholders of the Company has been executed, therein approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL;

WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, pursuant to an Agreement for the Purchase of Common Stock, dated March 5, 2015, by and among Parent, Eastwin and Artem Rusakov (“Rusakov”), as amended by that certain First Amendment to Agreement for the Purchase of Common Stock, dated March 23, 2015 (the “Share Purchase Agreement”) and that certain Escrow Agreement, dated March 5, 2015, by and among Parent, Eastwin, Rusakov and J.M. Walker & Associates, Attorneys at Law, as amended by that certain First Amendment to Escrow Agreement, dated march 23, 2015 (the “Escrow Agreement” and collectively with the Share Purchase Agreement and this Agreement, the “Romulus Reorganization Documents”), Eastwin has agreed to purchase all of the shares of capital stock of the Parent owned by Rusakov immediately prior to the consummation of the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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ARTICLE I
The Merger

Section 1.01         The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02         Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place within three (3) Business Days after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of McKenna Long & Aldridge LLP in Atlanta, Georgia or at such other location as is mutually agreed to by the parties, and the actual date of the Closing is hereinafter referred to as the “Closing Date”.

Section 1.03         Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04         Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.05         Certificate of Incorporation; Bylaws. At the Effective Time, (a) the certificate of incorporation, including any amendments and certificates of designation thereto, of the Company shall be the certificate of incorporation and the certificates of designations of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

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Section 1.06       Directors and Officers. The directors and officers of the Company, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II
Effect of the Merger on Capital Stock

Section 2.01       Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any of the following securities:

(a)          Conversion of Company Common Stock. Each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Company Common Stock owned beneficially by the Parent or the Merger Sub and other than Dissenting Shares (as defined below)), shall be converted into and represent the right to receive 2.39845261122 shares of common stock par value $0.001 per share, of the Parent. The shares of Parent Stock into which the shares of Company Stock are converted pursuant to this Section 2.01 shall be referred to herein as the “Merger Shares.”

(b)          Cancellation of Certain Company Common Stock. Each share of Company Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(c)          Delivery of Parent Stock. The Parent shall deliver certificates for the Parent Stock to each Company Stockholder entitled thereto who shall have presented a certificate that immediately prior to the Effective Time represented Company Stock to be converted into Merger Shares pursuant to this Section 2.01 (the “Company Stock Certificates”) to the Parent or the Surviving Corporation or the Parent’s transfer agent.

(d)          Cancellation of Company Stock. At the Effective Time, all shares of Company Stock will no longer be outstanding and all shares of Company Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.04, each holder of a certificate formerly representing any such shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Shares in accordance with Section 2.01(e) hereof.

(e)          Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

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Section 2.02       Fractional Shares. No certificates or scrip representing fractional Merger Shares shall be issued to Company Stockholders on the surrender for exchange of shares of Company Stock, and such Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional Merger Shares that would have otherwise been issued to such Company Stockholders. In lieu of any fractional Merger Shares that would have otherwise been issuable, each former Company Stockholder that would have been entitled to receive a fractional share shall, on proper surrender of such person’s Company Stock Certificates, receive such whole number of Merger Shares as is equal to the precise number of Merger Shares to which such Company Stockholder would be entitled, rounded up to the nearest whole number.

Section 2.03       Surrender and Issuance.

(a)          Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of exchanging for the Merger Shares for: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Company Common Stock (the “Book-Entry Shares”). On and after the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, sufficient Merger Shares that is issuable in respect of all of the shares of Company Stock represented by the Certificates and the Book-Entry Shares.

(b)          Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.

(c)          Each holder of shares of Company Stock that have been converted into the right to receive the Merger Shares shall be entitled to receive the Merger Shares in respect of the Company Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.04, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Shares issuable in respect thereof.

(d)          If any portion of the Merger Shares is to be issued to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such issuance shall pay to the Exchange Agent any transfer or other Tax required as a result of such issuance to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

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(e)          All Merger Shares issuable upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Shares provided for, and in accordance with the procedures set forth, in this Article II.

(f)          Any portion of the Merger Shares made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.04     Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Shares, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Shares in accordance with this Agreement, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.05       Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

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Section 2.06       Withholding Rights. The Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.07       Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Shares to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

ARTICLE III
Representations and Warranties of the Company

Except as set forth in the correspondingly numbered Section of the disclosure letter, dated the date of this Agreement and delivered by the Company to Parent prior to the Closing Date (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01        Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries.

(a)          Organization; Standing and Power. The Company is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), bylaws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company. The Company is not in violation of any of the provisions of its Charter Documents.

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(c)          Minutes. The Company has made available to Parent true and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Company Board and each committee of the Company Board since its inception.

(d)          No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person other than M-Power Food Industries Private Limited, a company incorporated in Singapore, which is a wholly-owned subsidiary of the Company.

Section 3.02        Capital Structure.

(a)          Capital Stock. The authorized capital stock of the Company consists of One Hundred Million (100,000,000) shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this Agreement, (x) 51,700,000 shares of Company Common Stock were issued and outstanding, (y) 0 shares of Company Common Stock were issued and held by the Company in its treasury and (z) no shares of preferred stock of the Company were outstanding. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(b)          Stock Awards.

(i)          As of the date of this Agreement, the Company had not adopted an incentive plan and no shares of Company Common Stock were subject to issuance pursuant to stock options, warrants or awards.

(ii)         There are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company equity award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding (A) securities of the Company convertible into or exchangeable for indebtedness or shares of capital stock of the Company, (B) options, warrants or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any indebtedness or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”).

(iii)        There are no outstanding Contracts requiring the Company to repurchase, redeem or otherwise acquire any Company Securities.

(iv)         The Company is not a party to any voting agreement with respect to any Company Securities.

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Section 3.03        Authority; Non-contravention; Governmental Consents.

(a)          Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, including the adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b)          Non-contravention. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company; (ii) subject to compliance with the requirements set forth in clauses (i) through (v) of Section 3.03(c) and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which the Company is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(c)          Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such Consents as may be required under any other Laws applicable to the transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of FINRA; (iv) the filing of preliminary and definitive information statements with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          Board Approval. The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to Company’s stockholders for adoption, and (iv) resolved to recommend that Company stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.

(e)          Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby

Section 3.04        Non-Shell Status. The Company is not currently a “shell company” as defined in Rule 12b-2 of the Exchange Act.

Section 3.05        Financial Statements.

(a)          Financial Statements. The Company has made available to Parent the Company’s annual financial statements for the fiscal years ended December 31, 2013 and 2014 (the “Financial Statements”). Each of the Financial Statements (including, in each case, any related notes thereto): (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved; and (ii) fairly presented in all material respects the financial position of the Company at the respective dates thereof and the results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

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(b)          Undisclosed Liabilities. The balance sheet of the Company dated as of December 31, 2014 provided to the Parent prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” The Company does not have any Liabilities other than Liabilities that (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          Off-balance Sheet Arrangements. The Company is not a party to, nor has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s Financial Statements.

Section 3.06       Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company has been conducted in the ordinary course of business and there has not been or occurred:

(a)          any Company Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b)          any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.07        Taxes.

(a)          Tax Returns and Payment of Taxes. Except as what is disclosed on Section 3.07(a) of the Company’s Disclosure Letter, the Company has duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all material respects. Except as what is disclosed on Section 3.07(a) of the Company’s Disclosure Letter, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements (in accordance with GAAP). The Company’s most recent Financial Statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company through the date of such Financial Statements. The Company has not incurred any material liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

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(b)          Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Company for any Tax period since its inception.

(c)          Withholding. The Company has have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d)          Liens. There are no Liens for material Taxes upon the assets of the Company other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s Financial statements.

(e)          Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Company or remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company.

(f)          Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to Tax in that jurisdiction.

(g)          Tax Rulings. The Company has not requested nor is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

Section 3.08        Intellectual Property.

(a)          Certain Owned Company IP. Section 3.08(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Company-Owned IP.

(b)          Right to Use; Title. The Company is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of the Company as currently conducted and contemplated (“Company IP”), free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(c)          Validity and Enforceability. The Company rights in the Company-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all Trade Secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          Company IP Agreements. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of the Company under any of the Company IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)          Non-Infringement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the businesses of the Company has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating or misappropriating any Company Intellectual Property.

(f)          IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability or ownership of any Company-Owned IP or the Company’s rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not subject to any outstanding Order that restricts or impairs the use of any Company IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09        Compliance; Permits.

(a)          Compliance. The Company is and, since its inception, has been in compliance with, all Laws or Orders applicable to the Company or by which the Company is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since its inception, no Governmental Entity has issued any notice or notification stating that the Company is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Permits. The Company holds, to the extent legally required to operate its business being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any Permits of the Company is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is and, since its inception, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.10       Litigation. As of the date hereof, there is no claim, action, suit, arbitration, proceeding or, to the Knowledge of the Company, governmental investigation (each, a “Legal Action”), pending, or to the Knowledge of the Company, threatened against the Company or any of its properties or assets or, to the Knowledge of the Company, any executive officer or director of the Company in their capacities as such, in each case by or before any Governmental Entity, other than any such Legal Action. The Company is not subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any malfeasance by any executive officer of the Company.

Section 3.11       Brokers’ and Finders’ Fees. Other than a payment of the Eastwin Payment as contemplated by Section 5.12 below, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.12       Related Party Transactions. Except as what is disclosed on Section 3.12 of the Company Disclosure Letter, no executive officer or director of the Company or any person owning 5% or more of the shares of Company Stock (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing since the Company Balance Sheet Date.

Section 3.13        Employee Matters.

(a)          Employee Plans. The Company does not have any plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, independent contractor, consultant or director of the Company.

(b)          Effect of Transaction. Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment or (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual.

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(c)          Employment Law Matters. The Company (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          Labor. The Company is not a party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Company with respect to employees who are employed within the United States is pending, threatened or has occurred since the Company’s inception, and, to the Knowledge of the Company, no material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years. As of the date hereof, none of the Company Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company, or any Company Employees. As of the date hereof, there are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14        Real Property and Personal Property Matters.

(a)          Owned Real Estate. The Company does not have any Owned Real Estate.

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(b)          Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Section 3.14(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of the Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (y) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. The Company has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has the Company entered into with any other Person any sublease, license or other agreement that is material to the Company, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Estate. The Company has delivered or otherwise made available to Parent true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company thereof leases, subleases or licenses, as tenant, any Leased Real Estate.

(c)          Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

Section 3.15       Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)          The Company is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company as currently conducted.

(b)          The Company has not (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(c)          The Company has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. The Company is not subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

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Section 3.16        Material Contracts.

(a)          Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company is a party or any of the respective assets are bound (excluding any Leases):

(i)          any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii)         any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Company, (y) member of the Company Board, or (z) Company Employee providing for an annual base salary;

(iii)        any Contract providing for indemnification or any guaranty by the Company, in each case that is material to the Company, taken as a whole.

(iv)       any Contract that purports to limit in any material respect the right of the Company (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(v)         any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company after the date of this Agreement.

(vi)       any Contract that contains any provision that requires the purchase of all of the Company’s requirements for a given product or service from a given third party, which product or service is material to the Company, taken as a whole;

(vii)      any partnership, joint venture or similar Contract that is material to the Company and its Subsidiaries taken as a whole;

(viii)     any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender;

(ix)        any employee collective bargaining agreement or other Contract with any labor union; or

(x)         any other Contract under which the Company is obligated to make payment or incur costs in excess of $50,000 in any year and which is not otherwise described in clauses (i)–(x) above.

(b)          Documents. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.

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(c)          No Breach. (i) All the Company Material Contracts are valid and binding on the Company, enforceable against it in accordance with its terms, and is in full force and effect, (ii) neither the Company, nor to the Knowledge of the Company, any third party, has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract, and (iii) neither the Company nor, to the Knowledge of the Company, any third party, is in breach, or has received written notice of breach, of any Company Material Contract, except, in the case of clauses (i), (ii) and (iii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01        Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.02        Authority; Non-contravention; Governmental Consents.

(a)          Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)          Non-contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or bylaws of Parent or Merger Sub; (ii) subject to compliance with the requirements set forth in clauses (i)-(iv) of Section 4.02(c), conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Parent or its Subsidiaries, including Merger Sub, are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

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(c)          Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business; (ii) such Consents as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country or the rules and regulations of FINRA; and (iii) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.03        Financial Capability. Parent has or will have sufficient amount of authorized shares of Parent Stock to issue as Merger Shares as contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

Section 4.04        Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.05        Ownership of Company Common Stock. Neither Parent nor any of its Affiliates, other than Artem Rusakov, who owns 8,000,000 shares of Company Common Stock and intends to transfer such shares to Eastwin immediately prior to the Merger, beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any shares of Company Common Stock.

ARTICLE V
Covenants

Section 5.01        Conduct of Business of the Company. The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement, the Romulus Reorganization Documents or as required by applicable Law or with the prior written consent of Parent, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall use its reasonable best efforts to preserve substantially its business organization intact, to keep available the services of its current officers and employees, to preserve its present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, the Romulus Reorganization Documents or as set forth on Section 5.01 of the Company Disclosure Letter or as required by applicable Law, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

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(a)          amend or propose to amend its certificate of incorporation or bylaws (or other comparable organizational documents);

(b)          (i) split, combine or reclassify any Company Stock, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Stock, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock:

(c)          issue, sell, pledge, dispose of or encumber any Company Stock;

(d)          except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Company to directors, officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

(e)          acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person;

(f)          (i) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in the Company, provided that the foregoing shall not prohibit the Company from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

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(g)          repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h)          enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;

(i)           institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Company , other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Company; provided that, the Company shall not settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j)           make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k)          (i) settle or compromise any material Tax claim, audit or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company;

(l)          enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(m)         except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to an Acquisition Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

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(n)          abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Company IP, other than in the ordinary course of business consistent with past practice; or

(o)          agree or commit to do any of the foregoing.

Section 5.02        Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.03        Access to Information; Confidentiality. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company shall afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company, and the Company shall furnish promptly to Parent such other information concerning the business and properties of the Company as Parent may reasonably request from time to time. The Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

Section 5.04        No Solicitation.

(a)          The Company shall not, and shall not authorize or permit any of its and its Subsidiaries' directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person's “Representatives”) to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal (each, a “Company Acquisition Agreement”). The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

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(b)          Notwithstanding Section 5.04(a), prior to the receipt of the Requisite Company Vote, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.04(c) (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement, (iii) following receipt of and on account of a Superior Proposal, withdraw or modify any recommendation regarding the Requisite Company Vote and recommend that the stockholders of the Company adopt and approve such Acquisition Proposal, and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (a “Company Adverse Recommendation Change”) (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

(c)          The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and material terms of any such Acquisition Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company shall promptly provide Parent with a list of any non-public information concerning the Company's business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

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(d)          Except as set forth in this Section 5.04(d), the Company Board shall not make any Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Requisite Vote, the Company Board may make a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent, in writing, at least five (5) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received an Acquisition Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries' Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement.

(e)          The Company agrees that the rights and remedies for noncompliance with this Section 5.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 5.05         Stockholders Consent.

(a)          The Company shall use its reasonable best efforts to obtain, immediately following the execution and delivery of this Agreement, the Requisite Company Vote pursuant to written consents of the Stockholders (the “Written Consent”). Promptly following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Parent.

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(b)          Promptly following, but in no event than ten (10) Business Days after, receipt of the Written Consent, the Company shall prepare and file with the SEC a preliminary notice on Schedule 14C and shall, within ten (10) Business Days after confirmation that the SEC has completed its review of such preliminary notice, mail a definitive notice on Schedule 14C (the “Stockholder Notice”) to every Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company and (iii) notify such Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall include therewith a copy of Section 262 of Delaware Law and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder’s Common Stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Stockholders in accordance with this Section 5.05(b) shall be subject to Parent’s advance review and reasonable approval.

Section 5.06        Notice of Certain Events.

(a)          From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:

(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth herein to be satisfied;

(ii)         any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)        any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)         any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.

(b)          Parent’s receipt of information pursuant to this Section 5.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

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Section 5.07        Governmental Approvals and Consents

(a)          Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)          The Company and Parent shall use reasonable best efforts to give all notices to, and obtain all consents from, all required third parties.

Section 5.08        Directors’ and Officers’ Indemnification and Insurance.

(a)          Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

Section 5.09        Reasonable Best Efforts.

(a)          Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.09), each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

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Section 5.10       Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 5.04 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.11       Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.12       Reimbursement. Each of Parent and Eastwin acknowledge and agree that (i) in consideration for serviced provided by Eastwin to the Company, the Company will pay up to $375,000 to Eastwin or, at Eastwin’s direction, on behalf of Eastwin to the escrow account contemplated by the Escrow Agreement (such payment, the “Eastwin Payment”), in connection with Eastwin’s acquisition of 8,000,000 shares of Parent Common Stock and (ii) that Eastwin agrees to reimburse the Company for the Eastwin Payment in the event this Agreement is terminated for any reason.

ARTICLE VI
Conditions

Section 6.01       Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)          Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

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(b)          No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.02       Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties. The representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c)          Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)          Officer’s Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) hereof.

Section 6.03       Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

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(c)          Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have Parent Material Adverse Effect.

(d)          Officer’s Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(c).

(e)          Schedule 14C. The SEC shall have completed its review of the preliminary Stockholder Notice on Schedule 14C and the waiting period required by Regulation 14C of the Exchange Act after mailing the Stockholder Notice to the stockholders of the Company shall have expired.

ARTICLE VII
Termination, Amendment and Waiver

Section 7.01        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of the Company and Parent;

(b)          by Parent by written notice to the Company if:

(i)          neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in this Agreement and such breach, inaccuracy or failure has not been cured by the Company within ten (10) Business Days of the Company’s receipt of written notice of such breach from Parent; or

(ii)         any of the conditions of Section 6.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by August 31, 2015 (the “End Date”), unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)          by the Company by written notice to Parent if:

(i)          the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in this Agreement and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten (10) Business Days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company;

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(ii)         if prior to the receipt of the Company Requisite Vote, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.04(b) hereof, to enter into a Company Acquisition Agreement in respect of a Superior Proposal; provided that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

(iii)        any of the conditions of set forth Section 6.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the End Date, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)          by Parent or the Company if:

(i)          there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(ii)         if within twenty (20) days following the execution and delivery of this Agreement by all of the parties hereto, the Company shall not have delivered to Parent a copy of the executed Written Consent evidencing receipt of the Requisite Company Vote.

Section 7.02       Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Section 7.02 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 5.12, this Section 7.02, and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 7.03       Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Company Common Stock without such approval.

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Section 7.04       Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
Miscellaneous

Section 8.01       Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 3.03(c).

“Book-Entry Shares” has the meaning set forth in Section 2.03(a).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York, NY are authorized or required by Law or other governmental action to close.

“Certificate” has the meaning set forth in Section 2.01(c).

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” has the meaning set forth in Section 3.01(a).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Code” has the meaning set forth in Section 2.06.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” has the meaning set forth in Section 3.05(b).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

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“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article III.

“Company Employee” has the meaning set forth in Section 3.13(a).

“Company Employee Agreement” means any Contract between the Company or any of its Subsidiaries and a Company Employee.

“Company Employee Plans” has the meaning set forth in Section 3.13(a).

“Company Equity Award” means a Company Stock Option or a Company Stock Award or a phantom stock award, as the case may be.

“Company IP” has the meaning set forth in Section 3.08(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is a licensor or licensee.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any action taken by the Company or its stockholders that is contemplated by this Agreement; (d) any outbreak or escalation of war or any act of terrorism; or (e) general conditions in the industry in which the Company and its Subsidiaries operate; provided further, however, that any event, change and effect referred to in clauses (a), (d) or (e) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a substantially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company conducts its businesses.

“Company Material Contract” has the meaning set forth in Section 3.16(a).

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company.

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

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“Company Securities” has the meaning set forth in Section 3.02(a).

“Company Stock Plans” has the meaning set forth in Section 3.02(a).

“Company Stockholders Meeting” means the special meeting of the Stockholders of the Company to be held to consider the adoption of this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 5.03.

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Dissenting Shares” has the meaning set forth in Section 2.04.

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.01(b)(ii).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Exchange Agent” has the meaning set forth in Section 2.03(a).

“GAAP” has the meaning set forth in Section 3.05.

“Governmental Entity” has the meaning set forth in Section 3.03(c).

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“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights (“Patents”); (c) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights (“Copyrights”); (d) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing (“Trademarks”); (e) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation (“Software”); and (g) Internet domain name registrations.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, when used with respect to a party to this Agreement, the actual or constructive knowledge of any officer or director, after due inquiry, of such party.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Lease” shall mean all leases, subleases and other agreements under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean all real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Action” has the meaning set forth in Section 3.10.

“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

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“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Merger” has the meaning set forth in Section 1.01.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Shares” has the meaning set forth in Section 2.01(a).

“Order” has the meaning set forth in Section 3.10.

“Owned Real Estate” shall mean any real estate owned in fee by Company or any of its Subsidiaries, together with all buildings, structures, fixtures and improvements thereon and all of the Company’s and its Subsidiaries’ rights thereto, including without limitation, all easements, rights of way and appurtenances relating thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Parent or Merger Sub, taken as a whole, or (ii) the ability of the Parent to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Parent Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c)  any action taken by Merger Sub or Parent that is contemplated by this Agreement; (d) any outbreak or escalation of war or any act of terrorism; or (e) general conditions in the industry in which the Parent and Merger Sub operate; provided further, however, that any event, change and effect referred to in clauses (a), (d) or (e) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a substantially disproportionate effect on the Parent and Merger Sub, taken as a whole, compared to other participants in the industries in which the Parent conducts its businesses.

“Permits” has the meaning set forth in Section 3.09(b).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

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“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Representatives” has the meaning set forth in Section 5.04(a).

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.04(a).

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company's consolidated assets or a majority of the outstanding Company Common Stock, that the Company Board determines in good faith (after consultation with outside legal counsel) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Acquisition Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Acquisition Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by the Parent during the Notice Period set forth in Section 5.04(d).

“Surviving Corporation” has the meaning set forth in Section 1.01.

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“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

Section 8.02         Interpretation; Construction.

(a)          The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter.

(b)          The parties have participated jointly in negotiating and drafting this Agreement

. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03       Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

Section 8.04       Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

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Section 8.05       Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the relevant state court located in the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the relevant federal court located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06      Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

Section 8.07      Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

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If to Parent or Merger Sub, to:	Romulus Corp. c/o Eastwin Capital Pte Ltd 6 Battery Road, # 10-01 Singapore 049909 Attn: Chua Ser Miang

If to the Company, to:	Natural Resources Corporation 76 Playfair Road #03-06 LHK2 Building 367996 Singapore Attn: Perry Esculier

with a copy (which will not constitute notice to the Company) to:	McKenna Long & Aldridge LLP 303 Peachtree Street NE Suite 5300 Atlanta, GA 30308 Attn: Thomas Wardell Telephone: (404) 527-4990 Fax: (404) 527-4198

If to Eastwin, to:	Eastwin Capital Pte Ltd 6 Battery Road, # 10-01 Singapore 049909 Attn: Chua Ser Miang

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.08       Entire Agreement. This Agreement (including the Exhibits and Schedules to this Agreement), the Reorganization Documents and the Company Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 8.09       No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 8.10      Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.11      Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12      Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13     Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.14     Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Company:	NATURAL RESOURCES CORPORATION

	By:	/s/Elsa Holzgraf Esculier
Name: Elsa Holzgraf Esculier
Title: CEO and President

Parent:	ROMULUS CORP.

	By:	/s/ Chua Ser Ming
Name: Chua Ser Miang
Title: CEO and President

Merger Sub:	ROMULUS MERGER SUB, INC.

	By:	/s/ Chua Ser Ming
Name: Chua Ser Miang
Title: CEO and President

Eastwin:	EASTWIN CAPITAL PTE LTD

	By:	/s/ Chua Ser Ming
Name: Chua Ser Miang
Title: Director

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The Disclosure Letter contains the following Schedules, which have been omitted. A copy of the Disclosure Letter with all such schedules will be provided to the SEC upon request.

Section 3.07(a) - Tax Returns and Payment of Taxes

Section 3.08(a) - Company-Owned IP

Section 3.12 0 - Related Party Transactions

Section 3.14 - Leased Real Estate

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ANNEX B

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

8 Del.C. § 262

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

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(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

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(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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 ANNEX C

CERTIFICATE OF MERGER

CERTIFICATE OF MERGER OF DOMESTIC CORPORATIONS

MERGER OF

ROMULUS MERGER CORP.

WITH AND INTO

NATURAL RESOURCES CORPORATION

(UNDER TITLE 8, SECTION 251 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)

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CERTIFICATE OF MERGER
OF
romulus MERGER SUB, INC.
WITH AND INTO
natural resources corporation

Pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”), Natural Resources Corporation, a corporation organized and existing under the DGCL, does hereby certify the following:

FIRST: The names and state of incorporation of each of the constituent corporations in the merger are as follows:

Name of Entity	State of Incorporation
Natural Resources Corporation	Delaware
Romulus Merger Sub, Inc.	Delaware

SECOND: That an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with the requirements of Section 251 of the DGCL.

THIRD: The name of the surviving corporation shall be Natural Resources Corporation (the “Surviving Corporation”).

FOURTH: The certificate of incorporation of Natural Resources Corporation, as in effect immediately prior to the merger, shall be amended at the effective time of the merger to read in its entirety as set forth on Exhibit A hereto and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation located at 76 Playfair Road, #03-06 LHK2 Building, Singapore 367996.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: This Certificate of Merger shall be effective upon filing with the Delaware Secretary of State.

(Signature appears on the following page)

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IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by its duly authorized officer.

NATURAL RESOURCES CORPORATION

By:

Name:

Title:

[Signature Page to Certificate of Merger]

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EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NATURAL RESOURCES CORPORATION

1.            Name. The name of the Corporation is “Natural Resources Corporation” (the “Corporation”).

2.            Address; Registered Office and Agent. The address of the Corporation’s registered office is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle, Delaware; and its registered agent in the State of Delaware at such address is Corporation Service Company.

3.            Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4.            Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is one hundred (100), all of which shall be shares of common stock with a par value of $0.001 per share.

5.            Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits. Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

6.            Indemnification.

6.1            Indemnification of Officers, Employees and Agents. The Corporation may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent permitted by the Certificate of Incorporation, the bylaws or by law.

6.2            Indemnification of Directors. The Corporation shall indemnify directors to the full extent permitted by the Certificate of Incorporation, the bylaws or by law.

7.            Adoption, Amendment and/or Repeal of Bylaws. The Corporation’s Board of Directors may from time to time adopt, amend or repeal the bylaws of the Corporation; provided, however, that any bylaws adopted or amended by the Corporation’s Board of Directors may be amended or repealed, and any bylaws may be adopted, by the stockholders of the Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of directors of the Corporation.

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